Exhibit 3.5

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRAVEL TRANSACTION PROCESSING CORPORATION

Travel Transaction Processing Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.             The present name of the Corporation is Travel Transaction Processing Corporation.

2.             The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 28, 2003.

3.             This Amended and Restated Certificate of Incorporation amends and restates the original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 28, 2003.

4.             This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

5.             The text of the Corporation’s Certificate of Incorporation is hereby amended and restated and is set forth in its entirety in the form attached as Exhibit A.

6.             This Amended and Restated Certificate of Incorporation shall become effective immediately upon its filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate to be executed by Joseph M. Silvestri, its President, this 27th day of June, 2003.

/s/ Joseph M. Silvestri
Joseph M. Silvestri

Attest:

By:	/s/ Paul C. Schorr IV
	Name:	Paul C. Schorr IV
	Title:	Secretary

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRAVEL TRANSACTION PROCESSING CORPORATION

1.             Name.  The name of the Corporation is Travel Transaction Processing Corporation.

2.             Registered Office and Agent.  The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

3.             Purpose.  The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“DGCL”) and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

4.             Authorized Capital.  The aggregate number of shares of stock which the Corporation shall have authority to issue is 261,330,000 shares, divided into four (4) classes consisting of 330,000 shares of Preferred Stock, par value $.01 per share, all of which are designated as 10% Series A Cumulative Compounding Preferred Stock (“Series A Preferred Stock”); 125,000,000 shares of Class A Common Stock, par value $.01 per share (“Class A Common Stock”); 11,000,000 shares of Class B Common Stock, par value $.01 per share (“Class B Common Stock”); and 125,000,000 shares of Class C Common Stock, par value $.01 per share (“Class C Common Stock”).  Class A Common Stock, Class B Common Stock and Class C Common Stock are hereinafter sometimes collectively referred to as “Common Stock.”

The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each such class.

A.            SERIES A PREFERRED STOCK

(a)           Accrual and Payment of Dividends

i.              The holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, cumulative cash dividends at the rate of $100 per share per annum.

ii.             Such dividends shall be payable in semi-annual installments in arrears commencing December 31, 2003 and thereafter on the thirtieth day of June and the thirty-first day of December (unless such day is not a business day in which event on the last preceding business day) in each such year (hereinafter referred to as a “Dividend Accrual Date”), except that the dividend payment payable on December 31, 2003 shall be calculated at the annual rate of $100 per share from the date of original issuance through December 31, 2003.  Each such dividend on Series A Preferred Stock when paid shall be payable to holders of record as they appear on the stock books of the Corporation on the date established by the Board of Directors of the Corporation as the record date for the payment of such dividend (which record date shall not precede the date upon which the resolution fixing such record date is adopted and which record date shall be not more than sixty days prior to such action).  If no record date is fixed, the record date for determining holders for such purpose shall be at the close of business on the date on which the Board of Directors adopts the resolution relating to such dividend payment.  Dividends with respect to any shares of Series A Preferred Stock shall accrue (whether or not earned or declared) from the date of issue of such shares.

iii.            Such dividends on the Series A Preferred Stock shall be cumulative, whether or not earned or declared, so that if at any time full cumulative dividends at the rate aforesaid on all shares of Series A Preferred Stock then outstanding to the end of the semi-annual dividend period next preceding such time shall not have been paid, the amount of the deficiency shall be paid before any sum shall be set aside for or applied by the Corporation to the purchase, redemption or other acquisition for value of any shares of Junior Stock (either pursuant to any applicable sinking fund requirement or otherwise) or any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock (other than a dividend payable in Junior Stock or Class B Special Dividends) provided, however, that the foregoing shall not prohibit the Corporation from paying the Class B Special Dividends or repurchasing shares of Junior Stock from a former employee of the Corporation (or a subsidiary of the Corporation) where such repurchase arises upon termination of such employee’s employment with the Corporation (or a subsidiary) pursuant to a written agreement between the Corporation and such employee.  Accrued dividends on the Series A Preferred Stock if not paid on the first or any subsequent Dividend Accrual Date following accrual shall thereafter accrue additional dividends in respect thereof (the “Additional Dividends”), compounded semi-annually, at the rate of 10% per annum.

iv.            When dividends are not paid in full upon the Series A Preferred Stock, all dividends paid upon shares of Series A Preferred Stock shall be paid pro rata so that in all cases the amount of dividends paid per share on the Series A Preferred Stock shall bear the same ratio that accrued dividends per share on the shares of Series A Preferred Stock bear to each other.

v.             A semi-annual dividend period shall commence on the day following a Dividend Accrual Date and shall end on the next succeeding Dividend Accrual Date.

(b)           Preference on Liquidation

i.              In the event that the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after all creditors of the Corporation shall have been paid in full and the Class B Special Dividends have been paid in full, the holders of the Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, before any amount shall be paid to the holders of any shares of Junior Stock, an amount equal to $1,000 in cash per share plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including Additional Dividends and all dividends which have accrued since the most recent Dividend Accrual Date) to the date of final distribution, and no more.  If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be insufficient to pay the holders of all outstanding shares of Series A Preferred Stock the full amounts to which they respectively shall be entitled, such assets, or the proceeds thereof, shall be distributed ratably among the holders of the Series A Preferred Stock in accordance with the amounts which would be payable on such distribution if the amount to which the holders of the Series A Preferred Stock are entitled were paid in full.  Holders of Series A Preferred Stock shall not be entitled, upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, to receive any amounts with respect to such stock other than the amounts referred to in this paragraph (b)(i).

ii.             Neither the purchase nor redemption by the Corporation of shares of any class of stock in any manner permitted by the Certificate of Incorporation or any amendment thereof, nor the merger or consolidation of the Corporation with or into any other corporation or corporations, nor a sale, exchange, conveyance, transfer or lease of all or substantially all of the Corporation’s assets shall be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of this paragraph (b); provided, however, that any consolidation or merger of the Corporation in which the Corporation is not the surviving entity shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph (b) if, (A) in connection therewith, the holders of Common Stock of the Corporation receive as consideration, whether in whole or in part, for such Common Stock (1) cash, (2) notes, debentures or other evidences of indebtedness or obligations to pay cash or (3) preferred stock of the surviving entity which ranks on a parity with or senior to the preferred stock received by holders of the Series A Preferred Stock with respect to liquidation or dividends or (B) the holders of the Series A Preferred Stock do not receive either (i) preferred stock of the surviving entity with rights, powers and preferences equal to (or more favorable to the holders than) the rights, powers and preferences of the Series A Preferred Stock or (ii) in the event of a consolidation or merger consummated at the time of the First Public Offering, the number of shares of common stock of the surviving entity equal to the number of shares of such common stock that the holders of Series A Preferred Stock would have been entitled to receive had the Series A Preferred Stock been converted into Class A Common Stock pursuant to paragraph (e) immediately prior to such consolidation or merger.

(c)           Repurchase or Redemption

i.              Repurchase.  Each holder of Series A Preferred Stock may elect, at such holder’s option, to have such holder’s Series A Preferred Stock repurchased by the Corporation, in whole or in part, at any time after June 30, 2013 at a price per share equal to $1,000 plus an amount per share equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including Additional Dividends and all dividends which have accrued since the most recent Dividend Accrual Date) to the date of repurchase (the “Repurchase Price”).  The date specified for any repurchase pursuant to this paragraph (i) is each hereinafter referred to individually as a “Repurchase Date.”  The repurchase right set forth in this paragraph (i) shall expire and be of no force and effect at such time as any change in generally accepted accounting principles would require the Series A Preferred Stock to be accounted for as a liability or any dividends thereon to be accounted for as an expense as a result of the existence of such repurchase right.

ii.             Optional Redemption.  The Series A Preferred Stock may be redeemed from funds legally available therefor, in whole or in part, at the election of the Corporation, expressed by resolution of the Board of Directors, at any time at a price per share equal to $1,000 plus an amount per share equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including Additional Dividends and all dividends which have accrued since the most recent Dividend Accrual Date) to the date of redemption (the “Redemption Price”); provided, however, that any accrued but unpaid Class B Special Dividends shall have first been paid in full.  The date of any redemption pursuant to this paragraph (ii) is hereinafter referred to as a “Redemption Date.”

(d)           Repurchase Procedure

i.              Any repurchase pursuant to paragraph (c)(i) shall be accomplished in the manner and with the effect as set forth in this paragraph (d).

ii.             If a holder of Series A Preferred Stock elects to have the Corporation repurchase such holder’s shares of Series A Preferred Stock, such holder shall give notice to the Corporation of such holder’s election to have the Corporation repurchase such holder’s Series A Preferred Stock not less than fifteen (15) days and not more than sixty (60) days prior to the applicable Repurchase Date.  Each notice by an electing holder shall (A) state whether all or less than all the outstanding shares of the Series A Preferred Stock held by such holder are to be repurchased and the total number of shares of such Series A Preferred Stock subject to such repurchase and (B) be accompanied by the stock certificate or certificates representing the shares of Series A Preferred Stock to be repurchased.

iii.            The holder of the shares of Series A Preferred Stock to be repurchased shall surrender the certificate or certificates representing such shares at the office of the Corporation.  As promptly as practicable after the surrender by the holder of the certificates for shares of Series A Preferred Stock as aforesaid, the Corporation shall deliver to such holder, or on the holder’s written instruction to the holder’s designee, the applicable Repurchase Price.  If less than all the shares represented by one share certificate are to be repurchased, the Corporation shall issue a new share certificate for the shares not repurchased.  The repurchase shall be deemed to have been effected immediately prior to the close of business on the applicable Repurchase Date.  Whether or not the share certificates representing shares of Series A Preferred Stock are surrendered, such shares shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for repurchase shall immediately terminate except the right to receive the applicable Repurchase Price.

(e)           Redemption Procedure

i.              Any redemption pursuant to paragraph (c)(ii) shall be accomplished in the manner and with the effect as set forth in this paragraph (e).

ii.             Notice of every redemption of Series A Preferred Stock pursuant to paragraph (c)(ii) shall be given by first class mail to each holder of record on the record date for such redemption at such holder’s address as the same appears on the stock register of the Corporation not less than fifteen (15) days and not more than sixty (60) days prior to the Redemption Date.  Each such notice shall state (A) the Redemption Date, (B) the place or places where such shares are to be surrendered, (C) that the holder is to surrender the shares at the place of redemption and (D) that dividends on the Series A Preferred Stock shall cease to accrue on the Redemption Date.  If less than all the outstanding Series A Preferred Stock is to be redeemed, the selection of shares for redemption shall be made pro rata and the notice of redemption to a holder shall state the number of shares of Series A Preferred Stock of such holder to be redeemed.  The amount of the applicable Redemption Price shall be deposited on or before the applicable Redemption Date in trust for the account of the holders of Series A Preferred Stock entitled thereto with a bank or trust company in good standing doing business in the State of New York and having capital and surplus of at least $100,000,000 (the date of such deposit being hereinafter in this paragraph (e) referred to as the “date of deposit”).

iii.            Notice of the date on which, and the name and address of the bank or trust company with which, the deposit has been or will be made shall be included in the notice of redemption.  On and after the applicable Redemption Date (unless default shall be made by the Corporation in providing money for the payment of the Redemption Price pursuant to the notice of redemption), or if the Corporation shall make such deposit on or before the date specified therefor in the notice of redemption, then on and after the date of deposit (provided notice of redemption has been duly given), all dividends on the Series A Preferred Stock so called for redemption shall cease to accrue, and the notice of redemption shall so state, and, notwithstanding that any certificate for shares of Series A Preferred Stock is not surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding and all rights of the holders thereof as stockholders of the Corporation shall cease and terminate, except the right to receive the Redemption Price (without interest) as hereinafter provided.

iv.            At any time on or after the applicable Redemption Date, or if the Corporation shall deposit the money for such redemption prior to the Redemption Date, then at any time on or after the date of deposit, which time shall be specified by the Corporation in the notice of redemption and which shall not be later than the applicable Redemption Date, the holders of record of the Series A Preferred Stock to be redeemed shall be entitled to receive the Redemption Price upon actual delivery to the bank or trust company with which such deposit shall be made of certificates for the shares to be redeemed, such certificates, if required, to be duly endorsed in blank or accompanied by proper instruments of assignment and transfer duly endorsed in blank.  The making of such deposit with any such bank or trust company shall not relieve the Corporation of liability for payment of the Redemption Price.

v.             Any money so deposited which shall remain unclaimed by the holders of such Series A Preferred Stock at the end of one (1) year after the Redemption Date shall be paid by such bank or trust company to the Corporation, which shall thereafter, to the extent of the money so repaid, be liable for the payment of the Redemption Price.  Any interest accrued on money so deposited shall be paid to the Corporation from time to time.

(f)            Conversion

i.              The Series A Preferred Stock may be converted, at the Corporation’s option upon or concurrently with the Corporation’s First Public Offering, in whole or in part, into fully paid and non-assessable shares of Class A Common Stock (or, at the holder’s option, Class C Common Stock, or any combination thereof).  The number of shares of Class A Common Stock deliverable upon conversion of a share of Series A Preferred Stock, adjusted as hereinafter provided, is referred to herein as the “Conversion Ratio.”  The Conversion Ratio is an amount equal to $1,000 per share plus an amount per share equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including Additional Dividends and all dividends which have accrued since the most recent Dividend Accrual Date) to the date of the consummation of the First Public Offering (the “Conversion Date”), divided by the per share price to the public (less underwriting discounts and commissions) for Class A Common Stock in the Corporation’s First Public Offering.  If less than all the shares of Series A Preferred Stock are to be converted, the selection of shares to be converted shall be pro rata.

ii.             If the Corporation does not elect to convert all of the Series A Preferred Stock into Class A Common Stock pursuant to paragraph (f)(i), each holder of Series A Preferred Stock may convert such holder’s Series A Preferred Stock, at such holder’s option upon or concurrently with the Corporation’s First Public Offering, in whole or in part, into fully paid and non-assessable shares of Class A Common Stock.  The number of shares of Class A Common Stock deliverable upon conversion of a share of Series A Preferred Stock, adjusted as hereinafter provided, shall equal the Conversion Ratio.

(g)           Conversion Procedure

i.              Any conversion pursuant to paragraph (f) shall be accomplished in the manner and with the effect as set forth in this paragraph (g).

ii.             Notice of the conversion of Series A Preferred Stock pursuant to paragraph (f)(i) shall be given by first class mail to each holder of record on the record date for such conversion at such holder’s address as the same appears on the stock register of the Corporation not less than fifteen (15) days and not more than sixty (60) days prior to the Conversion Date.  Each such notice shall state:  (A)  in the case of any conversion, whether all or less than all the outstanding shares of the Series A Preferred Stock are to be converted and the total number of shares of such Series A Preferred Stock being converted, (B) the number of shares of Series A Preferred Stock held by the holder that the Corporation will convert; (C) the Conversion Date and the procedure pursuant to which the price will be determined, at which such price the shares of Series A Preferred Stock will be converted, (D) that the holder is to surrender to the Corporation, in the manner and at the place designated, its certificates representing the shares of Series A Preferred Stock to be converted, (E) that dividends on the Series A Preferred Stock to be converted will cease to accrue on such Conversion Date and (F) that the conversion will not occur without further notice unless the Conversion Date occurs within sixty (60) days of the date of such notice.

iii.            If the Corporation does not elect to convert all of the Series A Preferred Stock into Class A Common Stock pursuant to paragraph (f)(i), notice of the Corporation’s First Public Offering shall be given by first class mail to each holder of record of Series A Preferred Stock at such holder’s address as the same appears on the stock register of the Corporation not less than fifteen (15) days and not more than sixty (60) days prior to the Conversion Date.  Each such notice shall state:  (A)  that each holder of Series A Preferred Stock may convert all or any portion of such holder’s Series A Preferred Stock in connection with the Corporation’s First

Public Offering upon written notice to the Corporation within fifteen (15) days of the date of the Corporation’s notice, (B) the Conversion Date and the procedure pursuant to which the price will be determined, at which such price the shares of Series A Preferred Stock will be converted if such holder decides to convert any shares of Series A Preferred Stock, (C) that if such holder decides to convert any shares of Series A Preferred Stock, the holder is to surrender to the Corporation, in the manner and at the place designated, its certificates representing the shares of Series A Preferred Stock to be converted, (E) that if such holder decides to convert any shares of Series A Preferred Stock, dividends on the Series A Preferred Stock to be converted will cease to accrue on such Conversion Date and (F) that the conversion will not occur without further notice unless the Conversion Date occurs within sixty (60) days of the date of such notice.  If a holder of Series A Preferred Stock elects to convert such holder’s shares of Series A Preferred Stock, such holder shall give notice to the Corporation of such holder’s election to convert within fifteen (15) days of the date of the Corporation’s notice.  Each notice by a converting holder shall (i) state whether all or less than all the outstanding shares of the Series A Preferred Stock held by such holder are to be converted and the total number of shares of such Series A Preferred Stock being converted and (ii) be accompanied by the stock certificate or certificates representing the shares of Series A Preferred Stock to be converted.

iv.            The holder of the shares of Series A Preferred Stock to be converted shall surrender the certificate or certificates representing such shares at the office of the Corporation.  Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Series A Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax.  As promptly as practicable after the surrender by the holder of the certificates for shares of Series A Preferred Stock as aforesaid, the Corporation shall issue and shall deliver to such holder, or on the holder’s written order to the holder’s transferee, a certificate or certificates for the whole number of shares of Class A Common Stock issuable upon the conversion of such shares in accordance with the provisions of paragraph (f).  If less than all the shares represented by one share certificate are to be converted, the Corporation shall issue a new share certificate for the shares not converted.  The conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and the person in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Class A Common Stock represented thereby at such time on such date and such conversion shall be into a number of shares of Class A Common Stock equal to the product of the number of shares of Series A Preferred Stock surrendered times the Conversion Ratio in effect at such time on such date.  All shares of Class A Common Stock delivered upon conversion of the Series A Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.  Whether or not the share certificates representing shares of Series A Preferred Stock are surrendered, such shares shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Class A Common Stock.

v.             Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations which require action to be taken by the Corporation.

vi.            The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock on conversion of the Series A Preferred Stock pursuant hereto; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Class A Common Stock in a name other than that of the holder of the Series A Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

vii.           In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Class A Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the per share price to the public (less underwriting discounts and commissions) in the Corporation’s First Public Offering.

viii.          The Corporation shall not be required to honor any request to register a transfer or exchange of the Series A Preferred Stock from the time notice has been given of the conversion or the right to convert to the Conversion Date.

(h)           Voting.  Except as required by law and except for any voting by the holders of the Series A Preferred Stock as part of a separate class or series pursuant to paragraph (i) hereunder or any other provision of the Corporation’s Certificate of Incorporation, no holder of Series A Preferred Stock, as such holder, shall be entitled to vote on any matter submitted to a vote of stockholders.  On any matters on which the holders of the Series A Preferred Stock shall be entitled to vote, they shall be entitled to one vote for each share held.

(i)            Other Rights.  Without the written consent of the holders of two-thirds of the outstanding shares of Series A Preferred Stock or the vote of the holders of a two-thirds of the outstanding shares of Series A Preferred Stock at a meeting of the holders of Series A Preferred Stock called for such purpose, the Corporation shall not (i) create, authorize or issue any other class or series of stock entitled to a preference prior to Series A Preferred Stock upon any dividend or distribution or any liquidation, distribution of assets, dissolution or winding up of the Corporation, or increase the authorized amount of any such other class or series, or (ii) amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation so as to adversely affect the relative rights and preferences of the Series A Preferred Stock; provided, however, that any such amendment that changes the dividend payable on the Series A Preferred Stock shall require the affirmative vote of the holder of each share of Series A Preferred Stock at a meeting of such holders called for such purpose or the written consent of the holder of each share of Series A Preferred Stock.

(j)            Acknowledgement.  Each holder of Series A Preferred Stock, by acceptance thereof, acknowledges and agrees that payments of dividends, interest, premium and principal on, and redemption and repurchase of, such securities by the Corporation are subject to restrictions contained in certain credit and financing agreements of the Corporation.

(k)           Definitions.  The following terms, when used herein, shall have the meanings set forth below:

i.              As used herein, the amount of dividends “accrued” on any share of Series A Preferred Stock as at any date shall be calculated as the amount of any unpaid dividends accumulated thereon to and including the last preceding Dividend Accrual Date with respect to which dividends have not been paid, whether or not earned or declared (including the amount of any dividends accumulated on any share of Series A Preferred Stock from the preceding Dividend Accrual Date in the event of a liquidation, a repurchase or redemption pursuant to paragraph (c) or a conversion pursuant to paragraph (f)).

ii.             “Class B Special Dividends” shall mean the Special Dividends payable pursuant to Section 4(B)(b) hereof.

iii.            “corporation” shall mean a corporation, partnership, business trust, unincorporated organization, association or joint stock company.

iv.            “First Public Offering” shall mean the first Public Offering of the Common Stock after the date hereof.

v.             “Junior Stock” shall mean any series or class of the capital stock of the Corporation now or hereafter authorized or issued by the Corporation ranking junior to the Series A Preferred Stock with respect to dividends or distributions or upon the liquidation, distribution of assets, dissolution or winding-up of the Corporation, including without limitation the Class A Common Stock, Class B Common Stock and the Class C Common Stock.

vi.            “person” shall mean an individual, a corporation, partnership, trust, organization, association, government or any department or agency thereof, or any other individual or entity.

vii.           “Public Offering” shall mean an underwritten public offering of Common Stock of the Corporation pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form or a registration statement registering a public offering of a combination of debt and equity securities of the Corporation in which not more than ten percent (10%) of the gross proceeds received from the sale of such securities is attributed to such equity securities, provided that the net proceeds of such public offering equal $50,000,000 or more.

B.            CLASS A, CLASS B AND CLASS C COMMON STOCK

Except as otherwise provided herein, all shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

(a)           Dividends.  Holders of Common Stock shall be entitled to receive ratably on a per share basis such dividends as may be declared by the Board of Directors, provided that if dividends are declared which are payable in shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, dividends shall be declared which are payable at the same rate on each class of Common Stock and the dividends payable in shares of Class A Common Stock shall be payable to holders of Class A Common Stock, the dividends payable in shares of Class B Common Stock shall be payable to holders of Class B Common Stock and the dividends payable in shares of Class C Common Stock shall be payable to holders of Class C Common Stock.

(b)           Class B Special Dividend.

i.              The holders of Class B Common Stock shall be entitled to receive (A) ratably an annual special dividend equal to an aggregate amount of $600,000 per year and (B) special dividends from time to time in connection with acquisitions, divestitures and financings by the Corporation or any of its subsidiaries, when, as and if declared by the Board of Directors (each such dividend, a “Special Dividend” and collectively, the “Special Dividends”) for a period of ten years commencing on June 30, 2003 (the “Special Dividend Period”).

ii.             Such Special Dividends described in clause (A) of paragraph (b)(i) shall be payable in quarterly installments in advance commencing July 1, 2003 and thereafter on the first day of each October, January, April and July (unless such day is not a business day in which event on the last preceding business day).

iii.            The Corporation shall have the right, at its option, upon or concurrently with its First Public Offering, to prepay the Special Dividends upon not less than ten (10) days prior written notice to the holders of Class B Common Stock (a “Prepayment”).  In the event of a Prepayment, the Corporation shall pay to the holders of Class B Common Stock ratably an amount equal to the “Prepayment Fee.”  As used herein, the “Prepayment Fee” means that net present value of all Special Dividends that would have been payable to the holders of Class B Common Stock from the effective date of the Prepayment through the end of the Special Dividend Period assuming that a Prepayment had not occurred.  Any calculation of the net present value done in connection with the payment of the Prepayment Fee shall be calculated by the board of directors of the Corporation in good faith.

iv.            Notwithstanding any other provision of this paragraph (b), the Corporation shall not be required to pay any of the Special Dividends, if and to the extent such payment is expressly prohibited by the provisions of (i) the Indenture dated as of June 30, 2003 by and among WS Merger LLC, a Delaware limited liability company and wholly owned subsidiary of the Corporation (“WS Merger”), WS Financing Corp., a Delaware corporation and wholly owned subsidiary of WS Merger, Worldspan, L.P., a Delaware limited partnership (“Worldspan”), the domestic subsidiaries of Worldspan and The Bank of New York, as Trustee or (ii) the Credit Agreement dated as of June 30, 2003 by and among the Corporation, WS Holdings LLC, a Delaware limited liability company and wholly owned subsidiary of the Corporation, Worldspan, the Lenders named therein, Lehman Brothers Inc., as Arranger, Lehman Commercial Paper Inc., as Administrative Agent, Deutsche Bank Securities Inc., as Syndication Agent and as Arranger, JPMorgan Chase Bank, as Documentation Agent, and Citicorp North America, Inc., as Documentation Agent, as the same may be amended, modified or supplemented, from time to time (the “Credit Agreement”), or any other credit, financing or other agreements or instruments binding upon the Corporation or its properties; provided, however, that if, as a result of the operation of any such prohibitions, Special Dividends otherwise owed hereunder are not paid, such Special Dividends shall not be cancelled but rather shall accrue, and shall be payable by the Corporation promptly when, and to the extent that, the Corporation is no longer prohibited from paying such Special Dividends, together with accrued interest calculated at the rate of ten percent (10%) per annum, compounded semi-annually, from the date such payment was due through the date of payment.

v.             Notwithstanding any other provision of this paragraph (b), in the event that the Corporation is unable for any reason to pay the full amount of any Advisory Fees and Special Dividends due and payable, the Corporation shall be required to use sixty percent (60%) of all available funds to pay any Advisory Fees due and payable and forty percent (40%) of all available funds to pay any Special Dividends due and payable.  Any Special Dividends not paid when due and payable shall accrue, and shall be payable by the Corporation (subject to the following sentence) promptly when, and to the extent that, the Corporation has sufficient funds to make such payments, together with accrued interest calculated at the rate of ten percent (10%) per annum, compounded semi-annually, from the date such payment was due through the date of payment.

vi.            Clauses (iv) and (v) of this paragraph (b) will not prohibit nor restrict, in any manner, the Corporation’s obligation to make the payments specified in this paragraph (b).

(c)           Conversion.

i.              Each record holder of Class A Common Stock shall be entitled to convert any or all of such holder’s Class A Common Stock into the same number of shares of Class C Common Stock, each record holder of Class B Common Stock shall be entitled to convert any or all of the shares of such holder’s Class B Common Stock into the same number of shares of Class A Common Stock and each record holder of Class C Common Stock shall be entitled to convert any or all of such holder’s Class C Common Stock into the same number of shares of Class A Common Stock.

ii.             Each conversion of shares of one class of Common Stock into shares of another class of Common Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares stating the number of shares that any such holder desires to convert into the other class of Common Stock.  Such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received by the Corporation, and at such time the rights of any such holder with respect to the converted class of Common Stock shall cease and the person or persons in whose name or names the certificate or certificates for shares of the other class of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of such other class of Common Stock represented thereby.

iii.            Promptly after such surrender and the receipt by the Corporation of the written notice from the holder hereinbefore referred to, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates for the other class of Common Stock issuable upon such conversion and a certificate representing any shares of Common Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.  The issuance of certificates for the other class of Common Stock upon conversion shall be made without charge to the holder or holders of such shares and the Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes in respect thereof or other cost incurred by the Corporation or the holder in connection with such conversion.

(d)           Transfers.  The Corporation shall not close its books against the transfer of any share of Common Stock, or of any share of Common Stock issued or issuable upon conversion of shares of any other class of Common Stock, in any manner that would interfere with the timely conversion of such shares of Common Stock.

(e)           Subdivision and Combinations of Shares.  If the Corporation in any manner subdivides or combines the outstanding shares of any class of Common Stock, the outstanding shares of the other classes of Common Stock shall be proportionately subdivided or combined.

(f)            Reservation of Shares for Conversion.  So long as any shares of any class of Common Stock are outstanding, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class C Common Stock (or any shares of Class A Common Stock or Class C Common Stock which are held as treasury shares), the number of shares sufficient for issuance upon conversion of the outstanding shares of Common Stock.

(g)           Distribution of Assets.  In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (i) holders of Class B Common Stock shall be entitled to receive all accrued and unpaid Special Dividends prior to any amount being paid in respect of any other class of capital stock of the Corporation and (ii) holders of all classes of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders after all Special Dividends have been paid or set aside in cash for payment and all amounts to which the holders of Series A Preferred Stock are entitled have been paid or set aside in cash for payment.

(h)           Voting Rights.  The holders of Class A Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law.  The holders of Class B Common Stock and Class C Common Stock shall have the general right to vote for all purposes except the election of directors.  Each holder of Class A Common Stock, each holder of Class B Common Stock and each holder of Class C Common Stock shall be entitled to one vote for each share thereof held.  In addition, the affirmative vote of a majority of the Class B Common Stock shall be required to make any amendments to the Certificate of Incorporation that adversely affect the rights and preferences of the Class B Common Stock with respect to the Special Dividends.  There shall be no cumulative voting.

(i)            Merger, etc.  In connection with any merger, consolidation, or recapitalization in which holders of Class A Common Stock generally receive, or are given the opportunity to receive, consideration for their shares, all holders of Class B Common Stock and Class C Common Stock shall receive or be given the opportunity to receive, as the case may be, the same form of consideration for their shares in the same amount per share as is received by holders of Class A Common Stock.  In addition, at the time of any such merger, consolidation or recapitalization in which the holders of Common Stock receive cash, the holders of Class B Common Stock shall be paid any and all accrued but unpaid Special Dividends.

5.             Drag-Along Rights.

(a)           Drag-Along Notice.  Subject to the last sentence of Section 5(b) and Citigroup Venture Capital Equity Partners, L.P., a limited partnership organized under the laws of Delaware “CVC”), complying with its first offer obligations in Section 2.2 of the Stockholders Agreement dated as of June 30, 2003 by and among the Corporation, the CVC Stockholders (as defined therein), Ontario Teachers’ Pension Plan Board, a corporation without share capital organized under the laws of Ontario, Canada, and the other stockholders party thereto, as the same may be amended from time to time (the “Stockholders Agreement”), if CVC intends to effect a merger, consolidation, sale of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole or sale of more than 50% of the outstanding shares of Common Stock and/or 50% of the outstanding shares of Series A Preferred Stock (a “Drag-Along Sale”), to an unrelated third party that is not a Permitted Transferee (as defined in the Stockholders Agreement) or an Affiliate (as defined in the Stockholders Agreement) of any CVC Stockholder (a “Drag-Along Buyer”), and CVC elects to exercise its rights under this Section 5, CVC shall deliver written notice (a “Drag-Along Notice”) to the Corporation, which notice shall (i) state (x) that CVC wishes to exercise its rights under this Section 5 with respect to such transfer, (y) the name and address of the Drag-Along Buyer, and (z) (1) the number of shares of Common Stock and/or Series A Preferred Stock that CVC proposes to transfer in such transaction and (2) the per share amount and form of consideration CVC proposes to receive for its shares of Common Stock and/or Series A Preferred Stock and (ii) state the anticipated time and place of the closing of such transfer (a “Drag-Along Closing”), which (subject to such terms and conditions) shall occur not fewer than 30 days nor more than 120 days after the date such Drag-Along Notice is delivered, provided that if such Drag-Along Sale is subject to regulatory approval, such 120-day period shall be extended until the expiration of 5 business days after all such approvals have been received, but in no event later than 180 days after such Drag-Along Notice is delivered, and provided, further, that if such Drag-Along Closing shall not occur prior to the expiration of such 120-day period (or 180-day period, if applicable), CVC shall be entitled to deliver another Drag-Along Notice with respect to such Drag-Along Sale.  Within five (5) days after receipt of the Drag-Along Notice, the Corporation shall forward a copy of the Drag-Along Notice by first class mail to each stockholder of record.

(b)           Conditions to Drag-Along.  Upon delivery of a Drag-Along Notice, each stockholder, notwithstanding the restrictions on transfer contained in Section 2.1 of the Stockholders Agreement, shall have the obligation to consent to, vote for, raise no objections against and waive dissenters and appraisal rights (if any) with respect to the Drag-Along Sale and, if applicable, transfer (i) such number of its shares of Common Stock pursuant to the Drag-Along Sale equal to the product of (A) the number of shares of Common Stock held by such stockholder immediately prior to the Drag-Along Closing multiplied by (B) a fraction, the numerator of which is the number of shares of Common Stock proposed to be transferred to or purchased by the Drag-Along Buyer and the denominator of which is the total number of shares of Common Stock held by all stockholders immediately prior to the Drag-Along Closing, and, if applicable, (ii) such number of its shares of Series A Preferred Stock pursuant to the Drag-Along Sale equal to the product of (A) the number of shares of Series A Preferred Stock held by such stockholder immediately prior to the Drag-Along Closing multiplied by (B) a fraction, the numerator of which is the number of shares of Series A Preferred Stock proposed to be transferred to or purchased by the Drag-Along Buyer and the denominator of which is the total number of shares of Series A Preferred Stock held by all stockholders immediately prior to the Drag-Along Closing, provided, in each case, that (i) CVC transfers all of its shares of Common Stock and/or Series A Preferred Stock covered by the Drag-Along Notice to the Drag-Along Buyer at the Drag-Along Closing and (ii) such shares of Common Stock and/or Series A Preferred Stock held by CVC and the other stockholders immediately prior to the Drag-Along Closing are sold to the Drag-Along Buyer at the same price, and on the same terms and conditions.  Such terms and conditions shall include, without limitation, the sale consideration and the provision of customary representations, warranties and indemnities; provided, however, that no stockholder which is obligated to Transfer its shares under this Section 5 shall be required to indemnify any purchaser in such transaction in an amount in excess of its pro rata portion.  Notwithstanding anything in this Section 5 to the contrary, CVC will only have the right to effectuate a Drag-Along Sale if the form of consideration to be received by each stockholder in connection with the Drag-Along Sale shall be comprised of (i) at least 80% cash or Marketable Securities (as defined in the Stockholders Agreement) in the case of a sale of 100% of the outstanding shares of Common Stock and/or Series A Preferred Stock or in the case of a merger, consolidation or sale of all or substantially all of the assets of the Corporation and its Subsidiaries taken as a whole, (ii) at least 85% cash or Marketable Securities in the case of a sale of between 75% and 99.9% of the outstanding shares of Common Stock and/or Series A Preferred Stock, and (iii) 100% cash or Marketable Securities in the case of a sale of less than 75% of the outstanding shares of Common Stock and Series A Preferred Stock.

(c)           Drag-Along Sale Under the Stockholders Agreement.  CVC shall be permitted, instead of effecting a Drag-Along Sale pursuant to this Section 5, instead to elect to effect a Drag-Along Sale pursuant to Section 2.4 of the Stockholders Agreement, in which case the provisions in Section 2.4 of the Stockholders Agreement shall govern for purposes of such Drag-Along Sale in lieu of this Section 5.

6.             Bylaws.  In furtherance and not in limitation of the powers conferred by law, the board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein, subject to the powers of the stockholders of the Corporation to amend or repeal any bylaws adopted by the board of directors.

7.             Elections of Directors.  Elections of directors need not be by written ballot unless and except to the extent the bylaws of the Corporation shall so provide.

8.             Written Consent Authorized.  Any action required to be taken, or which may be taken, at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however, that notice of the taking of corporate action by less than unanimous written consent shall be given to the stockholders who have not consented in writing in the manner provided by the DGCL.

9.             Business Combinations with Interested Stockholders.  The Corporation elects not to be governed by section 203 of the DGCL immediately upon filing of this Amended and Restated Certificate of Incorporation pursuant to DGCL section 203(b)(3).

10.           Right to Amend.  Except as otherwise provided herein or in the Stockholders Agreement or by applicable law, the Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights, preferences and privileges conferred on stockholders, directors or others hereunder are subject to such reservation.

11.           Limitation on Liability.  The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL.  Without limiting the generality of the foregoing, to the fullest extent permitted by the DGCL, as it exists on the date hereof or as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of this Section 11 or any adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Section 11 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal, modification or adoption.